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                                                                     EXHIBIT 12



             COMPUTATION OF THE RATIOS OF CURRENT ASSETS TO CURRENT
                 LIABILITIES FOR THE YEARS 1998, 1997 AND 1996




                             1998      1997      1996
                             ----      ----      ----

Current Assets               5440      4690      4753
Current Liabilities          3478      2641      2935
                             ----      ----      ----
Current Ratio                1.56      1.78      1.62